As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-274823

UNDER

THE SECURITIES ACT OF 1933

THIRD HARMONIC BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-4553503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Montgomery Street, Suite 210

San Francisco, California 94111

(209) 727-2457

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Natalie Holles

Chief Executive Officer

Third Harmonic Bio, Inc.

1700 Montgomery Street, Suite 210

San Francisco, California 94111

(209) 727-2457

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Effie Toshav, Esq.

Robert A. Freedman, Esq.

Ryan Mitteness, Esq.

Fenwick & West LLP

401 Union Street, 5th Floor

Seattle, WA 98101

(206) 389-4510

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed by Third Harmonic Bio, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (File No. 333-274823), originally filed with the SEC on October 2, 2023, registering such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, which together shall have an aggregate initial offering price not to exceed $400,000,000.

On April 10, 2025, the Company’s board of directors approved a Plan of Dissolution (the “Plan of Dissolution”) which, following the approval by the Company’s stockholders at the annual meeting held on June 5, 2025, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. On July 31, 2025, the Company filed its Certificate of Dissolution with the Secretary of State of the State of Delaware, which became effective upon filing.

In connection with the Plan of Dissolution, the Company is terminating any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 31, 2025.

THIRD HARMONIC BIO, INC.

By:	/s/ Christopher Murphy
Christopher Murphy
Chief Financial and Business Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.